DISTRIBUTION (12B-1) AND SERVICES

PLAN FOR SPECIFIED ETF SERIES OF

MATTHEWS INTERNATIONAL FUNDS

DECEMBER 29, 2023

The following Distribution (12b-1) and Services Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”) by Matthews International Funds (d/b/a Matthews Asia Funds) (the “Trust”), with respect to the series of the Trust that are operated as exchange-traded funds (“ETFs”) and that are listed on Schedule A to the Plan, as may be amended from time to (each such listed ETF, a “Fund”). The Plan has been approved by a majority of the Trust’s Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the “disinterested Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

The provisions of the Plan are as follows:

1. Annual Fee. The Trust will pay to Matthews International Capital Management, LLC, as the Funds’ Adviser (the “Adviser”), principal underwriter, Foreside Funds Distributors LLC (the “Distributor”), or others (together, the “Distribution Coordinators”) an annual fee to reimburse the Distribution Coordinators for their payment of expenses in connection with the promotion and distribution of the Funds’ shares and related shareholder servicing (collectively, “Distribution Expenses”). The annual fee paid to the Distribution Coordinators under the Plan will be calculated daily and paid monthly by each Fund on the first day of each month at an annual rate of up to 0.25% of the Fund’s average daily net assets.

2. Distribution Expenses in Excess of or Less Than Amount of Fee. All Distribution Expenses incurred by the Distribution Coordinators, or paid by the Distribution Coordinators, in excess of the fee rates provided for in this Plan may be carried forward and paid by the Trust in a subsequent fiscal year provided that Distribution Expenses cannot be carried forward for more than three years following the year in which such expenses were incurred. The fees paid by the Trust on behalf of each Fund shall be refundable to the Fund if in any given year the fees are greater than either (x) the Distribution Expenses for that year or (y) the maximum Distribution Expenses or annual Rule 12b-1 fee payable by the Fund as specified in the prospectus for that Fund or otherwise specified by contract. Distribution Expenses will be paid on a first-in, first-out basis.

3. Expenses Covered by the Plan. The fees paid under Section 1 of the Plan may be used to pay for any expenses primarily intended to result in the sale of a Fund’s shares or to provide services to shareholders of a Fund (“distribution and shareholder services”), including, but not limited to: (a) costs of payments, including incentive compensation, made to agents for and consultants to the Distribution Coordinators or the Trust, or any affiliate of the Distribution Coordinators or the Trust, including broker-dealers, banks, trust companies, pension administration firms and other financial intermediaries that provide distribution and shareholder related services and broker-dealers that engage in the distribution of a Fund’s shares; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of a Fund’s shares and servicing of a Fund’s shareholders, including, but not limited to, personnel of the Adviser, office space and equipment, telephone facilities, answering routine inquiries regarding the Funds, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust’s transfer agency or other servicing arrangements; (c) all payments made pursuant to distribution agreement in form and substance reasonably satisfactory to a Distribution Coordinator; (d) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail and electronic promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective shareholders of the Fund; (f) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; and (g) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable. Such expenses shall be deemed incurred whether paid directly by the Distribution Coordinators or by another party to the extent reimbursed therefor by the Distribution Coordinators. Payments made by the Trust and expenditures made by others out of monies received from the Trust which are later deemed to be for the financing of any activity enumerated in subsections (a) through (g) above shall be deemed to have been made pursuant to the Plan, subject to all other terms, conditions and limitations of this Plan.

4. Written Reports. The Adviser and the Distributor shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the monies paid to them and others under the Plan with respect to the each Fund, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued as to the Fund.

5. Termination. The Plan, or any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the applicable Fund, or by vote of a majority of the disinterested Trustees, and any Distribution Agreement under the Plan may be likewise terminated on not more than sixty (60) days’ prior written notice.

6. Amendments. The Plan and any agreements entered into pursuant to this Plan may not be amended to increase materially the amount to be spent for distribution and servicing of any shares of a Fund pursuant to Section 1 hereof without approval by a majority of the outstanding voting securities of the Fund. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by the disinterested Trustees cast in person at a meeting called for the purpose of voting on any such amendment.

7. Selection of Disinterested Trustees. So long as the Plan is in effect, the selection and nomination of the Trust’s disinterested Trustees shall be committed to the discretion of such disinterested members of the Board of Trustees.

8. Effective Date of Plan. The Plan shall take effect at such time as it has received requisite Trustee and shareholder approval and, unless sooner terminated, shall continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees of the Trust, including the disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

9. Preservation of Materials. The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 4 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

10. Meanings of Certain Terms. As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by and between the Trust, the Adviser and the Distributor, as evidenced by their execution hereof, as of this 29th day of December, 2023.

MATTHEWS INTERNATIONAL FUNDS d/b/a MATTHEWS ASIA FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC as a Distribution Coordinator

By:	/s/ John P. McGowan	By:	/s/ James Cooper Abbott
Name:	John P. McGowan	Name:	James Cooper Abbott
Title:	Vice President and Secretary	Title:	Chief Executive Officer

FORESIDE FUNDS DISTRIBUTORS LLC as a Distribution Coordinator

By:	/s/ Teresa Cowan
Name:	Teresa Cowan
Title:	President

SCHEDULE A

ETFs Covered by the Plan

Matthews Emerging Markets Discovery Active

ETF Matthews China Discovery Active ETF

4